CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2021 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Reading International, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of the said reports in the Registration Statements of Reading International, Inc. on Forms S-8 File No. 333 167101 and File No. 333-225471.

/s/ GRANT THORNTON LLP

Los Angeles, California

March 31, 2021